Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES

$450 MILLION BORROWING BASE

RADNOR, PA (BusinessWire) March 31, 2009 – Penn Virginia Corporation (NYSE: PVA) today announced that its bank group has completed a semi-annual re-determination of the borrowing base under its revolving credit facility. As a result, the borrowing base has been revised to $450 million, or approximately six percent less than its previous level of $479 million.

PVA currently has $390 million of borrowings outstanding under its revolving credit facility, is in compliance with all of the financial covenants under the facility and expects to remain in compliance through 2009. Total debt for PVA, including $230 million of convertible senior subordinated notes due 2012 and excluding non-recourse debt of Penn Virginia Resource Partners, L.P. (NYSE: PVR), is currently $620 million.

As previously announced, PVA expects oil and gas capital expenditures to range between $210 and $220 million during 2009. Approximately $90 million is expected to have been spent during the first quarter of 2009, leaving approximately $120 to 130 million to be spent during the remaining nine months of the year. Given the availability under the revolving credit facility and expected cash flows from operations, including distributions from Penn Virginia GP Holdings, L.P. (NYSE: PVG) and cash settlements of hedges, PVA believes it has sufficient capital resources to fund its remaining 2009 capital expenditures.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “The re-determined borrowing base is in line with our expectations and we believe it provides us with sufficient liquidity to fund near-term oil and gas capital spending plans. We currently have hedged over 75 percent of expected natural gas production during the final three quarters of 2009 at an average floor of $6.42 and an average ceiling of $7.69 per million Btu (British thermal unit). Given the uncertainty and potential near-term weakness with respect to natural gas prices, we will remain flexible with our capital spending plans.”

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the East Texas, Mississippi, the Mid-Continent region, the Appalachian Basin and the Gulf Coast of Louisiana and Texas. We also own approximately 77 percent of PVG, the owner of the general partner and the largest unit holder of PVR, a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas and crude oil; our ability to develop and replace oil and gas reserves and the price for which such reserves can be acquired; the actual amount of our capital expenditures; the projected demand for and supply of natural gas and crude oil; the availability and costs of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; competition among producers in the oil and natural gas industry generally; operating risks, including unanticipated geological problems, incidental to our business; the occurrence of unusual weather or operating conditions including force majeure events; delays in anticipated start-up dates of our oil and natural gas production; environmental risks affecting the drilling and producing of oil and gas wells; the timing of receipt of necessary governmental permits by us; hedging results; reductions in our cash flow from operations; our ability to access external sources of capital; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; and risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets) and political conditions (including the impact of potential terrorist attacks); and the other risks, uncertainties and contingencies set forth in PVA’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.